HUNTON & WILLIAMS LLP 200 PARK AVENUE NEW YORK, NEW YORK 10166-0005 TEL 212 • 309 • 1000 FAX 212 • 309 • 1100
May 25, 2007

Capital Leasing Funding, Inc.
1065 Avenue of the Americas
New York, New York 10018

Re: Registration Statement on Form S-3 (File No. 333-124003)

Ladies and Gentlemen:

We have served as special counsel to Capital Lease Funding, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the issuance of up to 10,350,000 shares (the “Shares”) of Common Stock, $.01 par value per share (the “Common Stock”), of the Company, registered on the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Shares are to be issued in an underwritten public offering pursuant to a Prospectus Supplement, dated May 22, 2007 (the “Prospectus Supplement”), filed with the Commission on or about May 23, 2007. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we have deemed necessary for purposes of the opinions expressed below. We have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies, and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, and (v) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect thereof.

Based upon the foregoing, and subject to the qualifications, assumptions, and limitations stated herein, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1. The Company is a corporation duly incorporated and existing under the laws of the State of Maryland and is in good standing with the Department of Assessments and Taxation of the State of Maryland.

2. The issuance of the Shares has been duly authorized and, when and to the extent issued and delivered by the Company against payment thereof in accordance with the Underwriting Agreement dated May 22, 2007 between the Company and Wachovia Capital Markets, LLC and Citigroup Global Markets Inc., as representatives of the Underwriters named therein, will be validly issued, fully paid and nonassessable.

Capital Lease Funding, Inc.
May 25, 2007
Page of 2

In expressing the opinions set forth above, we have assumed that, upon issuance of any Shares, the total number of Shares of Common Stock issued and outstanding will not exceed the total number of Shares that the Company is then authorized to issue under the Company’s Articles of Incorporation. In rendering the opinion in paragraph 1 above, we have relied solely on a certificate of the Department of Assessments and Taxation of the State of Maryland dated May 23, 2007.

The foregoing opinion is limited to the Maryland General Corporation Law, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company's Current Report on Form 8-K, filed on or about the date hereof (the "Current Report"), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP